Exhibit 10.5

EXECUTION COPY

CONTRIBUTION AND SALE AGREEMENT

Among

EVERCORE LP,

EVERCORE PARTNERS INC.,

and

BANCO INBURSA, S.A., INSTITUCION DE BANCA MULTIPLE,

GRUPO FINANCIERO INBURSA, AS TRUSTEE OF INBURSA TRUST F/1338

Dated As Of

May 12, 2006

-i-

-ii-

EXHIBITS:

Exhibit A	Form of PCB Management Trust Note
Exhibit B	Pubco Amended By-Laws
Exhibit C	Pubco Amended Certificate of Incorporation
Exhibit D	Purchaser Representative Letter

-iii-

CONTRIBUTION AND SALE AGREEMENT

THIS CONTRIBUTION AND SALE AGREEMENT (this “Agreement”), dated as of May 12, 2006, is entered into by and among Evercore LP, a limited partnership organized under the laws of Delaware (the “Partnership”), Evercore Partners Inc., a corporation organized under the laws of Delaware (“Pubco”) and Banco Inbursa, S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa, a bank organized under the laws of Mexico, as Trustee of Inbursa Trust F/1338, an administration and investment trust created under the laws of Mexico (the “PCB Management Trust”).

R E C I T A L S

WHEREAS, the PCB Management Trust owns 104,500 shares of Class I, Series “O” stock of Protego Casa de Bolsa, S.A. de C.V., a Mexican sociedad anónima de capital variable with license to operate as a broker-dealer (“PCB”), which shares constitute 19% of the issued and outstanding shares of capital stock of PCB (the “PCB Shares”);

WHEREAS, contemporaneously with the closing of the transactions contemplated by the Evercore Contribution and Sale Agreement (as defined herein), on the terms and subject to the conditions set forth herein, the PCB Management Trust desires to sell its PCB Shares to the Partnership and the Partnership desires to acquire the PCB Shares from the PCB Management Trust;

WHEREAS, in connection therewith, the Partnership will cause a promissory note to be issued to the PCB Management Trust, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1 Defined Terms. For purposes of this Agreement (including the Schedules hereto), the terms defined in this Agreement shall have the respective meanings specified herein, and, in addition, the following terms shall have the following meanings:

“Action” means any claim, action, suit, litigation, arbitration, inquiry, investigation or other proceeding.

“Affiliate” or “affiliate” means, as to any Person, any other Person, which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Agreement” means this Contribution and Sale Agreement, and all Schedules and Exhibits hereto, as amended, modified or supplemented from time to time in accordance with the terms hereof.

“Authorizations” means, as to any Person, all licenses, permits, franchises, orders, approvals, concessions, registrations, qualifications and other authorizations with or under all federal, state, local or foreign laws and Governmental Authorities and all industry or other non-governmental regulatory organizations that are issued to such Person.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the City of New York or Mexico City are authorized or required to close.

“Claim” is defined in Section 6.4(a).

“Class A Stock” means Class A common stock, par value $0.01 per share, of Pubco, which Class A common stock shall have the rights, preferences and terms contained in the Pubco Amended Certificate of Incorporation and Pubco Amended By-Laws.

“Closing” and “Closing Date” is defined in Section 2.2.

“CNBV” means the Mexican National Banking and Securities Commission (Comision Nacional Bancaria y de Valores).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, in each case as in effect from time to time, with any references to specific sections of the Code construed also to refer to any predecessor or successor sections thereof.

“Commercially Reasonable Efforts” means a Party’s efforts in accordance with reasonable commercial practices and without the payment of any money to any third party except the incurrence of reasonable costs and expenses that are not material in the context of the commercial objectives to be achieved by the subject efforts of such Party.

“Confidential Information” means any non-public information concerning the businesses and affairs of the PCB Management Trust, the Partnership, Pubco or any of their respective Affiliates.

“Contribution and Sale Transactions” is defined in Section 2.1.

“Due Date” is defined in Section 6.6(a).

“Evercore Contribution and Sale Agreement” means the Contribution and Sale Agreement, dated as of the date hereof, as amended from time to time, pursuant to which, among other things, the Protego Founder and the Existing Protego Partners agree to contribute 100% of the outstanding equity interests of PAS, which in turn owns 51% of the issued and outstanding shares of capital stock of PCB to the Partnership, subject to the terms and conditions set forth therein.

“Exchange Act” means U.S. Securities and Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended.

“Existing Protego Service Partners” means the individuals listed on Schedule B to the Evercore Contribution and Sale Agreement.

“Governmental Authority” means any branch of power (whether executive, legislative or judicial) of any nation or government, any state or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Order” means, as to any Person, any judgment, injunction, decree, order or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property or assets is subject.

“Indemnity Basket” is defined in Section 6.3(c).

“Indemnity Cap” is defined in Section 6.3(c).

“IPO” is defined in Section 2.5(a).

“IPO Price” means the price per share of Class A Stock set forth on the cover page of the prospectus relating to the IPO filed with the SEC pursuant to Rule 424.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge or other security interest, preemptive right, existing or claimed right of first refusal, right of first offer, right of consent, put right, default or similar right or other adverse claim of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

“Losses” is defined in Section 6.1.

“Protego Founder” means Pedro Aspe.

“Partnership” is defined in the preamble.

“PAS” means Protego Asesores S.A. de C.V., a Mexican sociedad anónima de capital variable.

“Party” or “party” means a party to this Agreement.

“PCB” is defined in the Recitals.

“PCB Management Trust” is defined in the preamble.

“PCB Management Trust Indemnitee” is defined in Section 6.2.

“PCB Management Trust Note” is defined in Section 2.1(b).

“PCB Shares” is defined in the Recitals.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity or enterprise of whatever nature.

“Prime Rate” means the annual interest rate set forth as the Prime Rate in the “Money Rates” table of the Wall Street Journal.

“Pubco” is defined in the preamble.

“Pubco Amended By-Laws” means the Amended and Restated By-Laws of Pubco in the form attached hereto as Exhibit B.

“Pubco Amended Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Pubco in the form attached hereto as Exhibit C.

“Purchaser Representative” has the meaning set forth in Rule 501(h) of Regulation D promulgated under the Securities Act.

“Purchaser Representative Letter” means the Purchaser Representative Letter between the PCB Management Trust and the Purchaser Representative, dated as of May 12, 2006, attached hereto as Exhibit D.

“Requirement of Law” means, as to any Person, any permit, license, judgment, order, decree, statute, law, ordinance, code, rule, regulation or arbitration award in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Schedule” or “Schedules” means those schedules attached hereto.

“S.D. Indeval” means S.D. Indeval, S.A. de C.V., a Mexican sociedad anónima de capital variable acting as a central depositary institution under the Mexican Securities Market Law.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means U.S. Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended.

1.2 Other Definitional Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(b) Unless the context otherwise requires, the words “include,” “includes” and “including” and words of similar import when used in this Agreement shall be deemed to be followed by the phrase “without limitation.”

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) The terms “Dollars” and “$” shall mean United States dollars.

ARTICLE 2

THE TRANSACTION

2.1 Contribution and Sale Transaction. Subject to the terms and conditions hereinafter set forth and on the basis of and in reliance upon the representations, warranties, covenants, agreements and conditions set forth herein, the Parties hereto will take each of the actions described in this Section 2.1 (collectively, the “Contribution and Sale Transactions”).

(a) The PCB Management Trust shall assign and transfer to the Partnership all of its right, title and interest in and to the PCB Shares owned by the PCB Management Trust by delivering to the PCB Management Trust’s custodian at Indeval, which custodian shall in turn deliver to Indeval, irrevocable instructions to transfer such PCB Shares to the account of the custodian designated by the Partnership. Upon delivering such instructions, the PCB Management Trust shall deliver to the Partnership evidence reasonably satisfactory to the Partnership that irrevocable instructions have been given to cause such PCB Shares to be transferred to such account. The PCB Shares shall be deemed transferred when received at the account of the custodian designated by the Partnership with Indeval.

(b) As consideration for the transfer of the PCB Shares pursuant to Section 2.1(a), the Partnership shall issue a non-interest bearing promissory note, denominated in United States dollars, in the amount of Nine Hundred and Fifty Thousand Dollars ($950,000) to the PCB Management Trust in the form attached hereto as Exhibit A (the “PCB Management Trust Note”).

2.2 Closing. Unless this Agreement shall have been earlier terminated in accordance with the provisions of this Agreement, the closing of the Contribution and Sale Transactions (the “Closing”) shall take place (a) at the offices of Simpson Thacher & Bartlett LLP at 10:00 a.m., on the date and contemporaneously with the closing of the transactions contemplated by the Evercore Contribution and Sale Agreement so long as the conditions precedent set forth in Article 5 have been satisfied or waived in writing (other than conditions with respect to actions the respective Parties will take at the Closing itself, but subject to the satisfaction or waiver of those conditions), or (b) on such other date as may be mutually agreed upon in writing by the Parties. The date of the Closing is referred to herein as the “Closing Date.” If the Closing extends over more than one (1) consecutive day, the Closing Date shall be deemed to have occurred on the last day of the Closing. If the Closing occurs, for purposes of this Agreement, the Closing shall be deemed to have occurred at 1:00 p.m. on the Closing Date.

2.3 Other Deliveries and Proceedings at Closing. At the Closing and subject to the terms and conditions herein contained:

(a) Deliveries by the PCB Management Trust. The PCB Management Trust shall deliver (or cause to be delivered) to the Partnership and Pubco:

(i) a certificate duly executed by the PCB Management Trust, dated as of the Closing Date, certifying as set forth in Section 5.1.3;

(ii) FIRPTA certificates as required by Section 1445 of the Code and the regulations promulgated thereunder acceptable to the Partnership and Pubco indicating that no withholding is required in connection with the Contribution and Sale Transactions;

(iii) notarized powers-of-attorney authorizing Guadalupe Terreros Barros, as Trustee delegate, to act on behalf of the Trustee of the PCB Management Trust;

(iv) original instructions sent by the Settlor of the PCB Management Trust to the Trustee of the PCB Management Trust to enter into this Agreement;

(v) copies of any consents required under the PCB Management Trust for it to enter into and perform its obligations under this Agreement;

(vi) evidence of the transfer of the PCB Shares to the Partnership in accordance with Mexican law and the rules and practices of S.D. Indeval; and

(vii) amendment to the PCB Management Trust to permit the transactions contemplated by this Agreement.

(b) Deliveries by the Partnership and Pubco. The Partnership and Pubco shall deliver (or cause to be delivered) to the PCB Management Trust:

(i) a certificate duly executed by the Partnership and Pubco, dated as of the Closing Date, certifying as set forth in Section 5.2.3.

(c) Other Deliveries. The Parties hereto shall also deliver to each other any other agreements, closing certificates and other documents and instruments required to be delivered pursuant to this Agreement.

2.4 Post-Closing Transactions.

(a) Each of the Parties intends that Pubco shall consummate an initial public offering (the “IPO”) of shares of Class A Stock immediately following the Closing and the closing of the transactions contemplated by the Evercore Contribution and Sale Agreement.

(b) Promptly and in any event within five (5) Business Days following the closing of the IPO, Pubco shall contribute to the Partnership for repayment in full of the PCB Management Trust Note, such number of shares of Class A Stock which have a value (based on the IPO Price) equal to Nine Hundred Fifty Thousand Dollars ($950,000) in exchange for an equal number of Class A Units of the Partnership.

(c) Upon receipt of the shares of Class A Stock by the Partnership pursuant to Section 2.4(b), the Partnership shall transfer shares of Class A Stock with a value (based on the IPO Price) equal to Nine Hundred Fifty Thousand Dollars ($950,000) to the PCB Management Trust; provided, however, that, no fraction of a share of Class A Stock shall be issued, but rather the Partnership shall pay an amount in United States Dollars equal to such fraction multiplied by the IPO Price.

(d) Shares of Class A Stock transferred in accordance with Section 2.4(c) shall be evidenced by one or more duly authorized stock certificates representing such shares of Class A Stock, delivered to and in the name of the PCB Management Trust.

(e) Upon payment of the amounts and transfer of the shares of Class A Stock in accordance with Sections 2.4(c) and (d), (x) the Partnership shall have satisfied and discharged in full all of its obligations owing to the PCB Management Trust under the PCB Management Trust Note and (y) the PCB Management Trust shall execute and deliver to the Partnership a pay-off letter confirming repayment in full and cancellation of the PCB Management Trust Note.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the PCB Management Trust. The PCB Management Trust hereby represents and warrants to the Partnership and Pubco, as of the date hereof and as of the Closing Date, to the best knowledge of the Trustee of Inbursa Trust F/1338, as set forth below:

3.1.1 Existence, Qualification and Authority.

(a) The PCB Management Trust is duly organized under the laws of Mexico, and the execution, delivery and performance by the PCB Management Trust of this Agreement has been duly authorized by all necessary action.

(b) The PCB Management Trust has the requisite power, authority and legal right to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c) This Agreement has been duly executed and delivered by the PCB Management Trust and constitutes the legal, valid and binding obligation of the PCB Management Trust, enforceable against the PCB Management Trust, in accordance with its terms, except to the extent such enforcement may be limited by applicable bankruptcy laws and other similar laws affecting creditors’ rights generally.

3.1.2 Validity of Contemplated Transactions, Etc. (a) Upon the receipt of the requisite consents, approvals and authorizations set forth on Schedule 3.1.2(a), neither the execution, delivery and performance by the PCB Management Trust of this Agreement, nor the consummation by the PCB Management Trust of the transactions contemplated hereby, nor compliance by the PCB Management Trust with the terms and provisions hereof, will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene or conflict with, or result in a breach or termination of, or constitute a default under (or with notice or lapse of time or both, result in the breach or termination of or constitute a default under) or result in the termination or suspension of, or accelerate the performance required by the terms, conditions or provisions of, or cause any payments to be due under, any contracts of the PCB Management Trust, (ii) constitute a violation by the PCB Management Trust of any existing Requirement of Law or Governmental Order applicable to the PCB Management Trust or any of its respective properties, rights or assets or (iii) result in the creation of any Lien upon any equity interests, properties, rights or assets of the PCB Management Trust, except, in the case of clauses (i), (ii) and (iii), as would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of the PCB Management Trust to consummate the transactions contemplated by this Agreement.

(b) Except as set forth on Schedule 3.1.2(b), no Authorization and no filing or notification with any Governmental Authority, any counterparty to any of the contracts of the PCB Management Trust or any other Person is required to be made or obtained by the PCB Management Trust in connection with the execution, delivery or performance by the PCB Management Trust of this Agreement, or the consummation of the transactions contemplated hereby by the Management Trust, except for any such Authorization, filing or notification the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of the PCB Management Trust to consummate the transactions contemplated by this Agreement.

3.1.3 PCB Shares. (a) The PCB Management Trust owns beneficially and of record the PCB Shares, free and clear of any Liens.

(b) The transfer of the PCB Shares by the PCB Management Trust to the Partnership pursuant to Section 2.1(a) hereof will transfer to the Partnership good, valid and marketable title to the PCB Shares, free and clear of all Liens.

3.1.4 Provisions Relating to Securities Laws.

(a) The PCB Management Trust acknowledges that the Class A Stock has not been registered under the Securities Act or under any applicable state securities laws, and are being offered and sold in reliance on exemptions from the registration requirements of the Securities Act and all such laws.

(b) The Class A Stock is being acquired by the PCB Management Trust for its own account for the purpose of investment for the benefit of its beneficiaries and not with a view to distribute (other than to its beneficiaries), it being understood that the right to dispose of Class A Stock shall be entirely within the PCB Management Trust’s discretion subject to the transfer restrictions under the Securities Act. The PCB Management Trust will refrain from transferring or otherwise disposing of the Class A Stock (other than to its beneficiaries) or any interest therein in such manner as to cause Pubco to violate the registration requirements of the Securities Act or any applicable state securities or blue sky laws.

(c) The PCB Management Trust has appointed Pedro Carlos Aspe Armella, as Purchaser Representative, pursuant to the Purchaser Representative Letter, and the PCB Management Trust has received, reviewed and analyzed information concerning Pubco necessary to enable it, together with the Purchaser Representative, to evaluate the merits and risks of an investment in the Class A Stock.

(d) The PCB Management Trust has had the opportunity at a reasonable time prior to the date of this Agreement to ask questions of, and receive answers from, management of Pubco concerning the terms and conditions of the transactions contemplated hereby and to obtain any information reasonably necessary to verify the accuracy of the information referred to in subsection (d) of this Section.

3.1.5 Survival of Representations and Warranties. All representations and warranties made by the PCB Management Trust in this Agreement or in the certificates delivered pursuant to Sections 5.1.4 shall survive until the eighteen (18) month anniversary of the Closing Date, except that (a) any intentional misrepresentation shall survive the Closing without limitation and (b) any representation or warranty contained in Section 3.1.1 or Section 3.1.3 shall survive the Closing indefinitely. Notwithstanding the foregoing, survival periods, in the event that any party makes a claim based upon breach of any representation or warranty pursuant to Article 6, which claim is submitted to the breaching party prior to, or at the expiration of, the applicable survival period, such representation or warranty shall survive until the resolution of such claim in accordance with this Agreement.

3.1.6 Limitation on Assumption of Payment Obligations. The PCB Management Trust will not assume any payment obligation otherwise, jointly or severally, in matters the PCB Management Trust does not have sufficient resources to perform payments or any other distribution pursuant to the terms of this Agreement.

3.2 Representations and Warranties of the Partnership and Pubco. Each of the Partnership and Pubco hereby represents and warrants to the PCB Management Trust, as of the date hereof and as of the Closing Date, as set forth below:

3.2.1 Existence, Qualification and Authority.

(a) The Partnership is a limited partnership, duly organized, validly existing and in good standing under the laws of Delaware, and Pubco is a corporation duly organized, validly existing and in good standing under the laws of Delaware and each of the Partnership and Pubco has all requisite power and authority to own and operate its assets and carry on its business as currently conducted, except where any such failure to be so organized or existing or to have such power and authority has not had, and would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of the Partnership or Pubco to consummate the transactions contemplated by this Agreement. Each of the Partnership and Pubco has the requisite power, authority and legal right to execute and deliver this

Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Partnership and Pubco of this Agreement has been duly authorized by all necessary action.

(b) This Agreement has been duly executed and delivered by each of the Partnership and Pubco and constitutes the legal, valid and binding obligation of the Partnership and Pubco, enforceable against them in accordance with its terms, except to the extent such enforcement may be limited by applicable bankruptcy laws and other similar laws affecting creditors’ rights generally.

3.2.2 Compliance with Laws; Authorizations.

(a) Each of the Partnership and Pubco has complied with, and is not in violation of, any Requirement of Law or any other Governmental Order, in each case, applicable to it or its business, except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of the Partnership or Pubco to consummate the transactions contemplated by this Agreement.

(b) Except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of the Partnership or Pubco to consummate the transactions contemplated by this Agreement, (i) each of the Partnership and Pubco has all Authorizations that are necessary for it to operate its business, (ii) each of such Authorizations is in full force and effect, is validly and exclusively held by the Partnership or Pubco, as applicable, without any legal disqualifications, conditions or other restrictions, and is free and clear of all Liens and (iii) there are no existing applications, petitions to deny or complaints or proceedings pending before any Governmental Authority relating to such Authorizations. Except as has not had, and would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of the Partnership or Pubco to consummate the transactions contemplated by this Agreement, neither the Partnership nor Pubco is in default, nor has the Partnership or Pubco received any notice of any claim of default, pending investments or additional requirements to be satisfied with respect to such Authorizations, and no event has occurred with respect to such Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any impairment of the rights of the Partnership or Pubco, as applicable, under any such Authorizations.

3.2.3 Validity of Contemplated Transactions, Etc.

(a) Neither the execution, delivery and performance by the Partnership or Pubco of this Agreement, nor the consummation by them of the transactions contemplated hereby, nor compliance by them with the terms and provisions hereof, will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene or conflict with the organizational documents of the Partnership or Pubco, (ii) contravene or conflict with, or result in a breach or termination of, or constitute a default under (or with notice or lapse of time or both, result in a breach or termination of, or constitute a default under) or result in the termination or suspension of, or accelerate the performance required by the terms, conditions or provisions of, or cause any payments to be due under, any contracts to which the Partnership or

lPubco is a party or any Authorizations held by the Partnership or Pubco, (iii) constitute a violation by the Partnership or Pubco of any existing Requirement of Law or Governmental Order applicable to the Partnership or Pubco or any of their respective properties, rights or assets or (iv) result in the creation of any Lien upon any equity interests, properties, rights or assets of the Partnership or Pubco, except, in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of the Partnership or Pubco to consummate the transactions contemplated by this Agreement.

(b) No Authorization and no filing or notification with any Governmental Authority, any counterparty to any of the contracts to which the Partnership or Pubco is a party or any other Person is required to be made or obtained by the Partnership or Pubco in connection with the execution, delivery or performance the Partnership or Pubco of this Agreement, or the consummation of the transactions contemplated hereby by the Partnership or Pubco, except for any such Authorization, filing or notification the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of the Partnership or Pubco to consummate the transactions contemplated by this Agreement.

3.2.4 Class A Stock. (a) The Class A Stock to be transferred to the PCB Management Trust pursuant to this Agreement will be duly authorized, validly issued, outstanding, fully paid and nonassessable.

(b) The transfer of the Class A Stock by the Partnership to the PCB Management Trust pursuant to Sections 2.4(c) and (d) hereof will transfer to the PCB Management Trust good, valid and marketable title to the Class A Stock, free and clear of all Liens.

3.2.5 Survival of Representations and Warranties. All representations and warranties made by the Partnership and Pubco in this Agreement or in the certificates delivered pursuant to Section 5.2.3 shall survive until the eighteen (18) month anniversary of the Closing Date, except that (a) any intentional misrepresentation shall survive the Closing without limitation and (b) any representation or warranty contained in Section 3.2.1 or Section 3.2.4 shall survive the Closing indefinitely. Notwithstanding the foregoing, survival periods, in the event that any party makes a claim based upon breach of any representation or warranty pursuant to Article 6, which claim is submitted to the breaching party prior to, or at the expiration of, the applicable survival period, such representation or warranty shall survive until the resolution of such claim in accordance with this Agreement.

ARTICLE 4

COVENANTS AND AGREEMENTS

4.1 Cooperation. The PCB Management Trust, the Partnership and Pubco covenant and agree to use Commercially Reasonable Efforts to cooperate and cause all of the conditions precedent to their respective obligations under this Agreement to be satisfied on or prior to the Closing Date.

4.2 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Class A Stock held by the PCB Management Trust to the public without registration, Pubco agrees to: (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act; (b) file with the SEC in a timely manner all reports and other documents required of Pubco under the Securities Act and the Exchange Act; and (c) furnish to the PCB Management Trust, upon request, a written statement by Pubco as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Pubco, and such other reports and documents so filed by Pubco as such holder of Class A Stock may reasonably request in availing itself of any rule or regulation of the SEC allowing such holder of Class A Stock to sell its shares without registration.

4.3 Publicity. Until the Closing, the PCB Management Trust shall not issue, or cause to be issued, any press release or make, or cause to be made, any public statement with respect to this Agreement or the transactions contemplated hereby without the approval of the Partnership and Pubco.

4.4 Confidentiality. Until the Closing, subject to Section 4.3.7 of the Evercore Contribution and Sale Agreement, except as may be required by any Requirement of Law, stock exchange or as otherwise expressly contemplated herein (including obtaining any necessary Authorizations of any Governmental Authorities), neither Party nor any such Party’s Affiliates, employees, agents or representatives will disclose to any third party any Confidential Information concerning the business or affairs of the other Party that it may have acquired from such Party orally, in writing, by observation or otherwise in the course of pursuing the Transactions without the prior written consent of the other Party, as the case may be; provided, however, any Party may disclose any such Confidential Information as follows: (a) to such Party’s Affiliates and its or its Affiliates’ employees, lenders, counsel, or accountants, the actions for which the applicable Party will be responsible; (b) to comply with any applicable Requirement of Law or Governmental Order, provided that prior to making any such disclosure the Party making the disclosure notifies the other Party of any Action of which it is aware which may result in disclosure and uses its Commercially Reasonable Efforts (at the disclosing Party’s expense) to limit or prevent such disclosure; (c) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the Party or its Affiliates making such disclosure; (d) to the extent that the same information is in the possession (on a non-confidential basis) of the Party making such disclosure prior to receipt of such Confidential Information; (e) to the extent that the Party that received the Confidential Information independently develops the same information without in any way relying on any Confidential Information; or (f) to the extent that the same information becomes available to the Party making such disclosure on a non-confidential basis from a source other than a Party or its Affiliates, which source, to the disclosing Party’s Knowledge, is not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation to the other Party. If the Transactions are not consummated, each Party will, at the disclosing Party’s option, return or destroy as much of the Confidential Information concerning the other Party as the Parties that have provided such information may reasonably request. Solely for purposes of this Section 4.3, the Partnership and Pubco, collectively, shall constitute a “Party” and the PCB Management Trust shall constitute a “Party.”

4.5 Payments and Other Authorizations. The Settlor (as defined in the PCB Management Trust) shall maintain and obtain all permits, licenses, authorizations and all other documents necessary and/or convenient for the execution of this Agreement. Absence of Responsibility.

4.6 Absence of Responsibility. PCB Management Trust will not be responsible for any act or omission of Settlor or Beneficiaries (as defined in the PCB Management Trust), of any third party or authority that impede or hamper performance of the purposes of this Agreement.

All payment obligations and/or otherwise arising here from in charge of PCB Management Trust shall be interpreted in all cases on behalf and in charge of the Trust Estate (as defined in the PCB Management Trust) and up to its total amount, since Trustee has not personally assumed any payment obligation by the execution of this Agreement, nor will PCB Management Trust be responsible with its own assets.

Settlor shall pay any defense that may be necessary or indemnify all damages caused to or that damage the PCB Management Trust, its attorneys in fact (delegados fiduciarios) and any of its personnel involved with the execution of this Agreement, and hold each of them harmless and, as the case may be, indemnify them, for any administrative, judicial or extrajudicial proceedings, any matter related to the performance of the purposes of this Agreement and/or for any legal relationship that PCB Management Trust carries out with a third party as a consequence of this Agreement and pursuant to the terms herein, whether directly or through its attorneys in fact appointed pursuant to the terms of this Agreement.

4.7 Subscription for Additional Capital. Upon receipt of Ps.3,800,000.00 from PAS, the PCB Management Trust shall pay such amount to PCB in respect of its subscription for 38,000 Class I, Series “O” shares of PCB pursuant to the resolutions of the PCB shareholders, which resolutions were approved on February 13, 2006, approving an increase in the share capital of PCB such that, on July 15, 2006, (i) PCB’s share capital will be Ps.75,000,000.00, (ii) there will be 750,000 Class I, Series “O” issued and outstanding shares of PCB, and (iii) the PCB Management Trust will own 142,500 Class I, Series “O” shares of PCB, which shall represent 19% of the issued and outstanding shares of PCB as of such date and the Closing.

ARTICLE 5

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions Precedent to Obligations of the Partnership and Pubco. The obligations of the Partnership and Pubco under Article 2 with respect to the PCB Management Trust are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, which may be waived in writing in whole or in part by the Partnership and Pubco:

5.1.1 Representations and Warranties True as of Closing. Each of the representations and warranties of the PCB Management Trust contained in this Agreement shall have been true and correct in all material respects (without duplicating any materiality qualifications included in such representations and warranties for all purposes of this Section 5.1.1) as of the date of this Agreement and shall be true and correct in all material respects (without duplicating any materiality qualifications included in such representations and warranties for all purposes of this Section 5.1.1) as of the Closing Date (provided that the representations and warranties contained in Section 3.1.3 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date), with the same effect as though each of such representations and warranties had been made on and as of the Closing Date.

5.1.2 Compliance with this Agreement. The PCB Management Trust shall have performed and complied in all material respects with each of the agreements and covenants required by this Agreement to have been performed or complied with by it prior to or at the Closing.

5.1.3 Closing Certificates. The Partnership and Pubco shall have received a certificate executed by the PCB Management Trust certifying as set forth in Sections 5.1.1 and 5.1.2.

5.1.4 Closing Deliverables. The Partnership and Pubco shall have received all closing deliverables to be received by them at Closing from the PCB Management Trust pursuant to Sections 2.3(a) and 2.3(c).

5.1.5 Transfer Instructions. The settlor and each of the beneficiaries of the PCB Management Trust shall have authorized the PCB Management Trust to deliver the instructions to transfer the PCB Shares contemplated by Section 2.1(a), and such authorization shall be in full force and effect and shall not be subject to the satisfaction of any condition that has not been satisfied or waived.

5.2 Conditions Precedent to Obligations of the PCB Management Trust. All obligations of the PCB Management Trust under Article 2 are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, which may be waived in writing in whole or in part by the Partnership and Pubco:

5.2.1 Representations and Warranties True as of Closing. Each of the representations and warranties of the Partnership and Pubco contained in this Agreement shall have been true and correct in all material respects (without duplicating any materiality qualifications included in such representations and warranties for all purposes of this Section 5.2.1) as of the date of this Agreement and shall be true and correct in all material respects (without duplicating any materiality qualifications included in such representations and warranties for all purposes of this Section 5.2.1) as of the Closing Date (provided that the representations and warranties contained in Section 3.2.4 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date), with the same effect as though each of such representations and warranties had been made on and as of the Closing Date.

5.2.2 Compliance with this Agreement. Each of the Partnership and Pubco shall have performed and complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by each of them prior to or at the Closing.

5.2.3 Closing Certificate. The PCB Management Trust shall have received a certificate certifying as set forth in Sections 5.2.1 and 5.2.2, which has been duly executed by the Partnership and Pubco.

5.2.4 Closing Deliverables. The PCB Management Trust shall have received the closing deliverables to be received by them at Closing pursuant to Sections 2.3(b) and 2.3(c).

5.3 Additional Conditions Precedent to the Obligations of the PCB Management Trust, the Partnership and Pubco. All obligations of the PCB Management Trust, the Partnership and Pubco under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, which may be waived in writing in whole or in part by the mutual agreement of the PCB Management Trust, the Partnership and Pubco.

5.3.1 No Pending Governmental Litigation. On the Closing Date, no suit, Action or other proceeding brought by any Governmental Authority shall be pending in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby.

5.3.2 CNBV Approval. (a) The Partnership shall have obtained an amendment to the written approval of the CNBV authorizing the transfer (directly and indirectly) of 19% of the outstanding shares of PCB to the Partnership or the written confirmation of the CNBV that such amended approval is not required, (b) a true, complete and correct copy of such amended approval or confirmation shall have been delivered to the Partnership at or prior to the Closing, and (c) such amended approval or confirmation shall be in full force and effect and shall not be subject to the satisfaction of any condition that has not been satisfied or waived.

5.3.3 Closing Contemplated by Evercore Contribution and Sale Agreement. The closing of the transactions contemplated by the Evercore Contribution and Sale Agreement shall have occurred contemporaneously with the Closing.

ARTICLE 6

INDEMNIFICATION

6.1 Indemnification With Respect to Breaches of this Agreement by the PCB Management Trust. Pursuant to and in accordance with the Evercore Contribution and Sale Agreement, from and after the Closing, the Protego Partners (as defined in the Evercore Contribution and Sale Agreement) shall indemnify and hold harmless the Partnership and Pubco, and their respective directors, managers, officers, members, partners, employees, agents, Affiliates, successors and assigns, against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses (collectively, “Losses”) incurred or suffered by any such Person that result from, relate to or arise out of, and any and all Actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable fees and expenses of attorneys, accountants and other professional advisors) incident to, any breaches of this Agreement by the PCB Management Trust. Such indemnification obligations (and the limitations with respect thereto) shall be governed solely by the terms of the Evercore Contribution and Sale Agreement.

6.2 Indemnification Obligation of the Partnership. From and after the Closing, the Partnership shall indemnify and hold harmless the PCB Management Trust and its directors, managers, officers, members, partners, employees, agents, Affiliates, successors and assigns (“PCB Management Trust Indemnitee”), against and in respect of any and all Losses incurred or suffered by the PCB Management Trust Indemnitee that result from, relate to or arise out of, any and all Actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable fees and expenses of attorneys, accountants and other professional advisors) incident to, any of the following matters or to the enforcement of this Section 6.2:

(a) any breach of any representation or warranty on the part of the Partnership or Pubco contained in this Agreement, or any misrepresentation in or omission from any certificate, schedule, exhibit, document or instrument furnished to the PCB Management Trust pursuant to this Agreement, or in connection with the execution or performance of this Agreement (including the Schedules hereto and the certificates delivered pursuant to Section 5.2.3); and

(b) any breach or non-fulfillment of any covenant or agreement of the Partnership or Pubco contained in this Agreement.

6.3 Limitations on Claims for Certain Losses. Any claims for Losses under Section 6.2(a) may be made only pursuant to Article 6 and only by written notice within the period provided for survival of such representation and warranty in Section 3.2.5. Anything to the contrary contained herein notwithstanding, the Partnership shall not be liable for any Losses under Section 6.2(a) unless and until the total of all Losses with respect thereto exceeds Fifty Thousand Dollars ($50,000) (the “Indemnity Basket”), at which time the PCB Management Trust Indemnitees will be entitled to indemnification for Losses exceeding the Indemnity Basket under Section 6.2(a). The aggregate liability of the Partnership under Section 6.1(a) shall not exceed $950,000 (the “Indemnity Cap”). Notwithstanding anything to the contrary contained herein or otherwise, the limitation imposed by the Indemnity Basket and the Indemnity Cap shall not apply to any intentional misrepresentation or fraud.

6.4 Indemnification Procedure as to Third-Party Claims.

(a) Promptly after a PCB Management Trust Indemnitee obtains knowledge of the commencement of any third-party claim, Action, suit or proceeding or of the occurrence of any event or the existence of any state of facts which may become the basis of a third-party claim (any such claim, Action, suit or proceeding or event or state of facts being hereinafter referred to in this Section 6.4 as a “Claim”), in respect of which a PCB Management Trust Indemnitee is entitled to indemnification under this Agreement, such PCB Management Trust Indemnitee shall promptly notify the Partnership of such Claim in writing setting forth in reasonable detail the specific facts and circumstances relating to such Claim and the amount of Losses subject to the Claim (or an estimate thereof if the actual amount is not known or not capable of reasonable calculation); provided, however, that any failure to give such notice will not waive any rights of the PCB Management Trust Indemnitee except to the extent that the rights of the Partnership are actually and materially prejudiced thereby. With respect to any Claim as to which such notice is given by the PCB Management Trust Indemnitee to the Partnership, the Partnership shall, subject to the provisions of Section 6.4(b), be entitled to participate in and, if it desires, to assume the defense and settlement of such Claim with counsel reasonably satisfactory to the PCB Management Trust Indemnitee at the Partnership’s sole risk and expense; provided, however, that the PCB Management Trust Indemnitee (i) shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (ii) shall use Commercially Reasonable Efforts to cooperate with the Partnership in the defense and any settlement of such Claim in any manner reasonably requested by the Partnership and (iii) shall have the right to pay or settle such Claim at any time, in which event the PCB Management Trust Indemnitee shall be deemed to have waived any right to indemnification therefor by the Partnership. Following written notice from the Partnership to the PCB Management Trust Indemnitee of its election to assume the defense of a Claim pursuant to this Section 6.4(a), the Partnership will not be liable to the PCB Management Trust Indemnitee for any other expenses subsequently incurred by the PCB Management Trust Indemnitee in connection with the defense of the Claim, other than costs and expenses of the PCB Management Trust Indemnitee incurred at the request of the Partnership or incurred pursuant to Section 6.4(b). The Partnership may not assume the defense of any Claim unless it acknowledges to the PCB Management Trust Indemnitee, in writing, its liability for such Claim. The Partnership may not settle any Claim without the prior written consent of the PCB Management Trust Indemnitee unless (i) such Claim is solely for monetary damages, (ii) such settlement will not affect the business or reputation of such PCB Management Trust Indemnitee or its Affiliates and (iii) the Partnership agrees in writing to pay all damages, costs and expenses in connection with such settlement.

(b) If the Partnership fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails to reasonably and diligently contest such Claim in good faith, the PCB Management Trust Indemnitee, without waiving its right to indemnification, may assume the defense and settlement of such Claim, provided, however, that (x) the Partnership shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (y) the Partnership shall use Commercially Reasonable Efforts to cooperate with the PCB Management Trust Indemnitee in the defense and settlement of such Claim in any manner reasonably requested by the PCB Management Trust Indemnitee, and (z) the PCB Management Trust Indemnitee shall not settle such Claim without soliciting the views of the Partnership and giving them due consideration.

6.5 Adjustments and Limitations.

6.5.1 Adjustment for Insurance. Any indemnification payable to any PCB Management Trust Indemnitee pursuant to this Article 6 shall be net of any amounts actually recovered (after deducting related costs and expenses) by the PCB Management Trust Indemnitee for the Losses for which such indemnification payment is made, under any insurance policy, warranty or indemnity from any third party.

6.5.2 Damages. In no event shall the Partnership or Pubco be liable for Losses based upon incidental, special or punitive damages, unless such damages are payable by any PCB Management Trust Indemnitee, as the case may be, to a third party.

6.6 Payment.

(a) Upon a determination of liability in respect of this Article 6 by mutual agreement of the Partnership and the PCB Management Trust Indemnitee or by a court of competent jurisdiction, the Partnership shall pay the PCB Management Trust Indemnitee the amount so determined (subject to the limitations of Section 6.3) within ten (10) Business Days after the date of determination (such tenth Business Day, the “Due Date”). If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement following the Due Date, the Partnership shall nevertheless pay the obligation not later than the Due Date whether or not subject to dispute.

(b) If all or part of any indemnification obligation under this Agreement is not paid when due, then the Partnership shall pay the PCB Management Trust Indemnitee interest on the unpaid amount of the obligation for each day from the Due Date until payment in full, payable on demand, at the Prime Rate on the Due Date.

(c) All indemnity payments to be made by the Partnership shall be made by wire transfer of immediately available funds to an account designated in writing by the PCB Management Trust subject to the limitations set forth in Section 6.3.

6.7 Other Rights and Remedies. Following the Closing, the sole and exclusive remedy at law (other than with respect to claims involving intentional misrepresentation or fraud) for the PCB Management Trust, on the one hand, and the Partnership and Pubco, on the other hand, as applicable, for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or other agreement in this Agreement shall be a claim by the PCB Management Trust, on the one hand, and the Partnership and Pubco, on the other hand, as applicable, for indemnification pursuant to this Article 6, which claims are independent of and in addition to any equitable rights or remedies that the PCB Management Trust, on the one hand, and the Partnership and Pubco, on the other hand, may seek in connection with this Agreement or the transactions contemplated hereby.

6.8 Effect of Investigation. The right to indemnification, payment of Losses of a PCB Management Trust Indemnitee or Evercore Indemnitee or for other remedies based on any breach of any representation, warranty, covenant or obligation contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to the Partnership or Pubco, as the case may be, or any knowledge acquired (or capable of being acquired) at any time with respect to, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

6.9 Purchase Price Adjustment. The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the purchase price for tax purposes, unless otherwise required by applicable law.

ARTICLE 7

MISCELLANEOUS

7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated (and the transactions contemplated herein may be abandoned) at any time before the Closing Date only as follows:

(i) by mutual written consent of the PCB Management Trust, on the one hand, and the Partnership and Pubco, on the other hand;

(ii) by the Partnership and Pubco, on the one hand, or the PCB Management Trust, on the other hand, upon notice given to the other, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(iii) by the Partnership and Pubco if (A) any of the representations and warranties of the PCB Management Trust contained in this Agreement shall fail to be true and correct, or (B) the PCB Management Trust shall have breached or failed to comply with any of its covenants or obligations under this Agreement, in either case, such that any of the conditions set forth in Section 5.1.1 or Section 5.1.2, as applicable, would not be satisfied;

(iv) by the PCB Management Trust if (A) any of the representations and warranties of the Partnership or Pubco contained in this Agreement shall fail to be true and correct, or (B) the Partnership or Pubco shall have breached or failed to comply with any of its covenants or obligations under this Agreement, in either case, such that any of the conditions set forth in Section 5.2.1 or Section 5.2.2, as applicable, would not be satisfied; and

(v) by either the Partnership and Pubco, on the one hand, or the PCB Management Trust, on the other hand, if the Evercore Contribution and Sale Agreement has been terminated in accordance with the terms thereof.

7.2 No Liabilities in Event of Termination.

7.2.1 In the event of any termination of this Agreement as provided in Section 7.1, (a) written notice thereof shall promptly be given to the other Parties hereto and this Agreement shall forthwith become wholly void and terminate and of no further force and effect except for Sections 7.2, 7.3, 7.5, 7.6, 7.7, 7.8., 7.9, 7.10, 7.11, 7.12, 7.13 and 7.14, and (b) there shall be no liability on the part of any of the Parties hereto, except that such termination shall not preclude any party from pursuing judicial remedies for damages and/or other relief as a result of the breach by the other party of any representation, warranty, covenant or agreement contained herein prior to termination and in all events such recovery shall be subject to Section 6.5.2 hereof.

7.3 Expenses. The Partnership shall pay all of the expenses of the Parties, in each case, incurred in connection with the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby (“Expenses”); provided, however, that, in the event that this Agreement is terminated prior to the Closing, (a) the PCB Management Trust shall bear the Expenses of the PCB Management Trust, and (b) the Partnership and Pubco shall bear the Expenses of the Partnership and Pubco.

7.4 Further Assurances. Each of the Parties shall from time to time after the Closing Date, at the request of any other Party, execute, acknowledge and deliver to such other Party such other instruments of conveyance and transfer or assumption and will take such other actions and execute and deliver such other documents, certifications and further assurances as such other party may reasonably require in order to effect the transactions contemplated hereby and will use Commercially Reasonable Efforts to cooperate with the other Parties and execute and deliver to the other Parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by such other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement. Each of the Parties will cause their respective Affiliates to comply with this Section 7.4 to the extent necessary or desirable to fulfill the purposes thereof.

7.5 Contents of Agreement. This Agreement, including the Schedules and Exhibits hereto, sets forth the entire understanding of the Parties hereto with respect to the transactions contemplated hereby and supersede any and all previous agreements and understandings, oral or written, between or among the Parties regarding the transactions contemplated hereby. This Agreement shall not be amended or modified except by written instrument duly executed by each of the Parties hereto.

7.6 Assignment and Binding Effect. This Agreement may not be assigned by any party without the prior written consent of the other Parties.

7.7 Waiver. No waiver of any term or provision of this Agreement shall be effective unless in writing, signed by the Party against whom enforcement of the same is sought. The grant of a waiver in one instance does not constitute a continuing waiver in all similar instances. No failure to exercise, and no delay in exercising, by any Party, any right, remedy, power or privilege hereunder shall operate as a waiver thereof.

7.8 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by registered or certified mail or by Federal Express or other overnight mail service, postage prepaid, by e-mail or by telefacsimile, with written confirmation to follow, as follows:

If to the Partnership or Pubco, to:

c/o Evercore Partners

55 East 52nd Street

43rd Floor

New York, NY 10055

Attention:	Roger C. Altman
Timothy Lalonde
Kathleen Reiland

Facsimile Number:	(212) 857-3112
(212) 857-3152
(212) 857-3172

and

c/o Evercore Partners

11111 Santa Monica Blvd.

Suite 1500

Los Angeles, CA 90025

Attention: Austin M. Beutner

Facsimile Number: (310) 689-0812

With a required copy to (which shall not itself constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:      Alan G. Schwartz, Esq.

            Kathryn King Sudol, Esq.

Facsimile Number: (212) 455-2502

If to the PCB Management Trust, to:

c/o Protego Asesores

Blvd. Manuel Ávila Camacho 36-22

Torre Esmeralda II

Col. Lomas de Chapultepec

Mexico D.F. 11000

Mexico

Attention: Dr. Pedro Aspe

Facsimile: (5255) 5249-4315

With a required copy, to (which shall not itself constitute notice):

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, New York 10005

Attention: Howard Kelberg, Esq.

Facsimile Number: (212) 822-5530

and to:

Noriega y Escobedo, A.C.

Sierra Mojada 626

Lomas Barrilaco

11010 Mexico, D.F.

Attention: Pablo Cervantes

Facsimile Number: (5255) 52 84 33 27

and to:

Calvo, González Luna, Moreno, Revilla y Romano, S.C.

Av. Paseo de la Reforma No. 935,

Col. Lomas de Chapultepec,

México, D.F. 11000

Attention: Ramiro González Luna

Facsimile Number: (5255) 5520-3821

or to such other address or facsimile numbers as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or, if such date is not a Business Day, on the next Business Day.

7.9 Remedies. Notwithstanding the provisions of Section 6.7, the Parties acknowledge and agree that, prior to Closing, remedies at law, including monetary damages, will be inadequate in the event of a breach or threatened breach by the PCB Management Trust, on the one hand, or the Partnership and Pubco, on the other hand, in the performance of their respective obligations under this Agreement. Accordingly, the Parties agree that in the event of any such breach, or threatened breach, prior to Closing, any non-breaching Party shall be entitled to a decree of specific performance pursuant to which the breaching Party is ordered to affirmatively carry out its pre-closing obligations under this Agreement. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any non-breaching Party and any non-breaching Party expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach or default by the breaching Party under this Agreement prior to Closing.

7.10 Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to such State’s laws and principles regarding the conflict of laws. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in connection with any dispute that arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of New York or a New York state court unless venue would not be proper under rules applicable in such courts and (d) waives any right to which it may be entitled, on account of place of residence or domicile.

7.11 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties hereto and, in the case of Article 6, the other indemnitees, and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

7.12 Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

7.13 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

7.14 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the Parties.

7.15 Power of Attorney. The PCB Management Trust hereby grants an irrevocable power of attorney to the Protego Founder to grant such approvals, consents and waivers, to execute such documents, certificates, resolutions, agreements, amendments and other instruments, and to make such filings, notifications and other applications, in each case, on behalf of and in the name, place and stead of the PCB Management Trust, as are necessary or appropriate in connection with, and in accordance with, this Agreement and in furtherance of the transactions contemplated hereby.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above, and acknowledge Section 3.1.6.

EVERCORE LP

By:	Evercore Temporary GP Inc., its general partner

	By:	/s/ Eduardo G. Mestre

Name:	Eduardo G. Mestre
Title:	Vice Chairman

EVERCORE PARTNERS INC.

By:	/s/ Eduardo G. Mestre
Name:	Eduardo G. Mestre
Title:	Vice Chairman

(Signature Pages to Management Trust Contribution and Sale Agreement)

BANCO INBURSA, S.A., INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO INBURSA, AS TRUSTEE OF INBURSA TRUST F/1338

By:	/s/ Guadalupe Terreros Barros

Name:	Guadalupe Terreros Barros
Title:	Trust Delegate

(Signature Pages to Management Trust Contribution and Sale Agreement)